Exhibit 3.7

ARTICLES OF INCORPORATION

OF

RF MICRO DEVICES INTERNATIONAL, INC.

The undersigned individual does hereby submit these Articles of Incorporation for the purpose of forming a business corporation pursuant to Section 55-2-02 of the General Statutes of North Carolina.

I.

The name of the corporation is RF Micro Devices International, Inc. (the “Corporation”).

II.

The Corporation shall have authority to issue one thousand (1,000) shares of common stock, without par value (the “Common Stock”). The Common Stock has unlimited voting rights and is entitled to receive the net assets of the Corporation upon dissolution.

III.

The Corporation shall have its initial registered office at 7628 Thorndike Road, Greensboro, Guilford County, North Carolina 27409 and the name of its registered agent at such address is William J. Pratt.

IV.

Except as otherwise provided in the bylaws, the Board of Directors of the Corporation shall have the power, by vote of a majority of all the directors, and without the assent or vote of the shareholders, to make, offer, amend, and rescind the Corporation’s bylaws at any regular or special meeting of the Board of Directors.

V.

The provisions of Articles 9 and 9A of Chapter 55 of the General Statutes of North Carolina shall not apply to the Corporation.

VI.

To the full extent from time to time permitted by law, no person who is serving or has served as a director of the Corporation shall be personally liable in any action for monetary damages for breach of his or her duty as a director, whether such action is brought by or in the right of the Corporation or otherwise. Neither the amendment or repeal of this Article, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a director of the Corporation with respect to any matter which occurred, or any cause of action, suit or claim, which but for this Article would have accrued or arisen, prior to such amendment, repeal or adoption.

VII.

The name and address of the incorporator are Douglas A. Mays, 3300 One First Union Center, 301 South College Street, Charlotte, Mecklenburg County, North Carolina 28202.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 9th day of February, 2000.

/s/ Douglas A Mays	(SEAL)
Douglas A. Mays, Incorporator